6820 LBJ Freeway
 Dallas, Texas 75240
(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 13, 2003

September 23, 2003

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 13, 2003, at the Doubletree Hotel at Lincoln Center, located at 5410 LBJ Freeway, Dallas, Texas.  At the meeting, shareholders will elect eleven directors for one-year terms, vote on the ratification of the appointment of KPMG LLP as independent auditors for fiscal 2004, and vote on such other matters, including a shareholder proposal, as may properly come before the meeting.

Shareholders of record at the close of business on September 15, 2003, are entitled to vote at the annual meeting or any adjournment thereof.

Whether or not you plan to be present at the meeting, please take the time to vote, either by telephone or by mailing in your proxy.  The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting.

Very truly yours,

Ronald A. McDougall
Chairman of the Board and
Chief Executive Officer

BRINKER INTERNATIONAL, INC.
6820 LBJ Freeway
Dallas, Texas 75240
(972) 980-9917

 ==================

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS

 To Be Held November 13, 2003

=================

The Board of Directors of Brinker International, Inc., a Delaware corporation (the "Company" or "Brinker International"), requests your proxy for the annual meeting of shareholders to be held on November 13, 2003.  If you sign and return the enclosed proxy, or vote by telephone, you authorize the persons named in the proxy to represent you and vote your shares for the purposes we mentioned in the notice of annual meeting.  This Proxy Statement and related proxy are being distributed on or about September 23, 2003.  The record date for shareholders entitled to vote at the annual meeting is September 15, 2003.  At the close of business on September 9, 2003, the Company had 96,726,082 shares of common stock, $0.10 par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting.  At the annual meeting, shareholders will (a) elect eleven directors of the Company for one-year terms, (b) ratify the appointment of KPMG LLP as independent auditors for fiscal year 2004, and (c) vote on such other matters, including a shareholder proposal, as may properly come before the meeting.  The Board of Directors asks you to vote FOR the director nominees and FOR the ratification of the auditors, and to vote AGAINST the shareholder proposal.  This Proxy Statement provides you with detailed information about each of these matters.

If you come to the meeting, you will be able to vote in person.  If you are unable to come to the meeting, your shares can be voted only if you have returned a properly executed proxy or followed the telephone voting instructions on the proxy card.  You may revoke your authorization at any time before the shares are voted at the meeting by giving written notice or a subsequently dated proxy (either by mail or by telephone), to the Secretary of the Company, or by voting in person.

A quorum of shareholders is necessary to hold a valid meeting.  If at least a majority of the shares of Common Stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.  However, only the number of shares voted in person or by proxy and abstentions are counted for purposes of determining presence or absence of a quorum for a specific proposal.  The total number of votes cast FOR each proposal will be counted for purposes of determining whether sufficient affirmative votes have been cast.  If you grant a proxy, the person named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  The Company does not expect any matters to be presented for a vote at the annual meeting other than those matters described in this Proxy Statement.

Certain shareholders who hold their shares in street name and live in the same household may receive only one copy of this Proxy Statement and Annual Report.  This practice is known as "householding."  If you hold your shares in street name and would like additional copies of these materials, please contact your broker.  If you receive multiple copies and would prefer to receive only one, please contact your broker as well.  Brinker International does not currently use householding for record holders and will send notice to record holders before using householding, giving record holders the opportunity to continue to receive multiple copies in the same household.

PROPOSAL 1

 ELECTION OF DIRECTORS

 Eleven directors are to be elected at the meeting.  Each nominee will be elected to hold office until the next annual meeting of shareholders.  All nominees are currently serving as directors of the Company.  All directors were elected by the shareholders at the annual meeting of shareholders held on November 14, 2002, with the exception of Robert M. Gates and George R. Mrkonic, who were appointed to the Board of Directors on September 11, 2003.  To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors.  Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors can name a substitute nominee and the proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.

Information About Nominees

Information about the eleven persons nominated as directors is provided below.  The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.

Ronald A. McDougall, 61, was elected Chairman of the Board and Chief Executive Officer in November 2000, having served as Vice Chairman and Chief Executive Officer from January 1999 until November 2000, and President and Chief Executive Officer of the Company from June 1995 until January 1999.  Mr. McDougall joined the Company in 1983 and served as Executive Vice President - Marketing and Strategic Development until his promotion to President and Chief Operating Officer in 1986, a position he held until 1995.  Mr. McDougall serves on the Board of Trustees of the Cooper Institute for Aerobics Research and Southern Methodist University's Edwin L. Cox School of Business.  Mr. McDougall has served as a member of the Board of Directors of the Company since 1983 and is a member of the Executive Committee of the Company.

Douglas H. Brooks, 51, was elected President of the Company in January 1999.  Previously, Mr. Brooks served as Chili's Grill & Bar President from June 1994 to May 1998, Executive Vice President of the Company from May 1998 until January 1999, and Chief Operating Officer from May 1998 until June 2003.  Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year.  He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President - Central Region Operations in 1987, and Senior Vice President - Chili's Operations in 1992.  He held this position until becoming President of Chili's in 1994.  Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children's Research Hospital.  Mr. Brooks has been a member of the Board of Directors since November 1999.

Dan W. Cook, III, 68, is a Senior Advisor to MHT Partners, L.P., an investment banking firm, a position he has held since December 2001.  Mr. Cook also is a Retired Partner of Goldman Sachs, an investment banking firm.  Mr. Cook joined Goldman Sachs in 1961, was a general partner when he retired in 1992, and then served as a Senior Director from 1992 until becoming a Retired Partner in December 2000.  Mr. Cook serves on the Board of Directors of Centex Corporation and GreatLodge.Com and is an Advisory Director of Deep Nines.  Mr. Cook is a member of the Board of Trustees of Southern Methodist University as well as Director of the Edwin L. Cox School of Business Executive Board.  Mr. Cook is a member of the Compensation, Executive, and Governance and Nominating Committees of the Company and has served as a member of the Board of Directors since October 1997.

Robert M. Gates, 60, is President of Texas A&M University, having been appointed to this position in 2002.  From 1999 to 2001, Dr. Gates served as the Dean of the George Bush School of Government and Public Service at Texas A&M University.  Prior to this time, Dr. Gates was a consultant, author and lecturer.  From 1991 to 1993, he served as Director of Central Intelligence for the United States.  Dr. Gates is a member of the Board of Trustees of The Fidelity Funds and a member of the Board of Directors of Parker Drilling Company and NACCO Industries, Inc.  Dr. Gates serves on the National Executive Board of the Boy Scouts of America and is President of the National Eagle Scout Association.

Marvin J. Girouard, 64, is the Chairman and Chief Executive Officer of Pier 1 Imports, Inc., having been elected to the position of Chairman in February 1999 and Chief Executive Officer in June 1998.  Mr. Girouard previously served as Chief Operating Officer from 1988 to 1998 and as President from 1988 until February 1999.  Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988.  He is an honorary member of the Board of Directors for the United States Committee for UNICEF - The United Nations Children's Emergency Fund.  Mr. Girouard has served as a member of the Board of Directors since September 1998 and is a member of the Audit, Compensation and Executive Committees of the Company.

Ronald Kirk, 49, has been a partner in the law firm of Gardere Wynne Sewell, L.L.P since 1994 and served as the Mayor of the City of Dallas from 1995 until November 2001.  Mayor Kirk also serves on the Board of Directors for Dean Foods Company and PetsMart, Inc.  Mayor Kirk has served on the Board of Directors since 1997 and is a member of the Audit Committee of the Company.

George R. Mrkonic, 51, has served as a Director of Borders Group, Inc. since 1994, having served as Vice Chairman from December 1994 until January 2002 and President from December 1994 until January 1997.  Mr. Mrkonic also serves as a Director for Galyan's Trading Company, Inc., Guitar Center, Inc., Syntel, Inc., Nashua Corporation, and Champion Enterprises, Inc.

Erle Nye, 66, has been Chairman of the Board and Chief Executive of TXU Corp., a global energy services company, since 1997, having served as President and Chief Executive from 1995 to 1997, and President from 1987 to 1995.  Mr. Nye has served on the Board of Directors of TXU Corp. since 1987.  Mr. Nye also serves as Chairman of the Board and Chief Executive and Director of Oncor Electric Delivery Company, TXU Energy Company LLC, TXU Gas Company, and TXU US Holdings Company.  Mr. Nye serves on the Board of Directors of the Edwin L. Cox School of Business at Southern Methodist University and is on the board of many professional, civic and charitable organizations.  Mr. Nye was elected to the Board of Directors in November 2002 and is a member of the Governance and Nominating Committee of the Company.

James E. Oesterreicher, 62, is the Retired Chairman of the Board of J.C. Penney Company, Inc., having served as Chairman of the Board and Chief Executive Officer from January 1997 until September 2000 and Vice Chairman and Chief Executive Officer from January 1995 until January 1997.  Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992.  Mr. Oesterreicher joined J.C. Penney Company in 1964 as a management trainee.  He serves as a Director for The Dial Corporation, TXU Corp., Texas Health Resources, Circle Ten Council - Boy Scouts of America, March of Dimes, and Spina Bifida Birth Defects Foundation.  Mr. Oesterreicher has served as a member of the Board of Directors of the Company since 1994 and is a member of the Audit and Compensation Committees of the Company.

Cece Smith, 58, is Managing General Partner of Phillips-Smith-Machens Venture Partners of Dallas, a venture capital firm investing in retail and consumer businesses that she co-founded in 1986.  Previously, Ms. Smith held senior management positions with Pearle Health Services and S&A Restaurant Corp.  Ms. Smith currently serves as a director of Michaels Stores, Inc. and is on the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University.  Ms. Smith has served on the Board of Directors since January 2002 and is a member of the Audit, Compensation, and Governance and Nominating Committees of the Company.

Roger T. Staubach, 61, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a full-service real estate strategy and services firm, since 1982.  Mr. Staubach played professional football for the Dallas Cowboys and was elected to the National Football League Hall of Fame in 1985.  He currently serves on the Board of Directors of AMR Corporation and is active in numerous civic, charity and professional organizations.  Mr. Staubach has served as a member of the Board of Directors of the Company since 1993 and is a member of the Governance and Nominating Committee of the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

 Stock Ownership of Directors

Name	Number of Shares of Common Stock Beneficially Owned as of September 9, 2003 (1) (2) (3)	Number Attributable to Options Exercisable Within 60 Days of September 9, 2003
Ronald A. McDougall	237,137	180,001
Douglas H. Brooks	650,899	521,250
Dan W. Cook, III	42,763	42,763
Robert M. Gates	0	0
Marvin J. Girouard	34,532	31,294
Ronald Kirk	29,775	28,626
George Mrkonic	0	0
Erle Nye	1,605	0
James E. Oesterreicher	9,338	5,884
Cece Smith	2,418	0
Roger T. Staubach	13,159	8,900

(1)

Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission.  Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(2)

Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 9, 2003, under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(3)	Each director owns less than 1% of the Company's Common Stock.

PROPOSAL 2

 RATIFICATION OF AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as independent auditors for fiscal 2004, subject to ratification by the shareholders.  Representatives of KPMG LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

YOUR Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as independent auditors for fiscal 2004.

PROPOSAL 3

 SHAREHOLDER PROPOSAL

 The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, beneficial owner of 150 shares of Common Stock of the Company, as primary filers, and The Sisters of Providence Community Support Trust, Owens Hall, 1 Sisters of Providence, Saint-Mary-of-the-Woods, Indiana 47876, beneficial owner of 4,500 shares of Common Stock of the Company, as co-sponsors, have notified the Company that they intend to present the following resolution at the annual meeting.  The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.  The Board of Directors recommends a vote AGAINST this shareholder proposal.  As required by federal regulations, the resolution and supporting statement are printed below.

RESOLVED: Shareholders request that our Board review the Company's policies for food products containing genetically engineered (GE) ingredients and report to shareholders by March 2004.  This report, developed at reasonable cost and omitting proprietary information, will identify: the risks, financial costs (including opportunity costs) and benefits, and environmental impacts of the continued use of GE-ingredients in food products sold or manufactured by the Company.

We urge that this report:

1)       Identify the scope of the Company's products that are derived from or contain GE ingredients;

2)       Outline a contingency plan for sourcing non-GE ingredients should circumstances so require.

We believe that with this review, Brinker addresses issues of financial, legal and reputation risk, competitive advantage and brand name loyalty in the marketplace.

Supporting Statement:

  A report commissioned by the Pew Initiative on Food and Biotechnology (4/2003) "casts doubt on the preparedness of the current postmarket oversight program to achieve its traditional objectives, including the enforcement of regulatory restrictions and the detection and correction of unanticipated health or environmental problems."

  Crops engineered to produce pharmaceuticals/industrial chemicals could pollute the food system.  Fearing that pollen from corn not approved for human consumption may have spread to nearby fields of ordinary corn, the U.S. Department of Agriculture ordered 155 acres of Iowa corn uprooted and incinerated (9/2002); 500,000 bushels of soybeans in Nebraska were quarantined due to contamination by small amounts of test pharmaceutical/industrial crop (11/2002).

  The National Food Processors Association has stated (11/2002): "There is an unacceptable risk to the food supply associated with the use of food and feed crops as 'factories' for the production of pharmaceuticals or industrial chemicals without mandatory regulations and necessary verification in place."

  The Grocery Manufacturers of America has called on the Food and Drug Administration (FDA) to implement stronger regulations for pharmaceuticals crops to ensure the safety and integrity of the U.S. food supply (2/2003).

  FDA does not assure the safety of GE products; it is the developer's responsibility to assure that the food is safe.  The FDA lacks both the authority and the information to adequately evaluate the safety of GE foods (Center for Science in the Public Interest, 1/2003).

  In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan.  StarLink was first discovered to have contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

  Many of Europe's larger food retailers [J.Sainsbury (UK), Carrefour (France's largest retailer), Migros (Switzerland, the country's largest food chain), Delhaize (Belgium), Marks and Spencer (UK), Superquinn (Ireland) and Effelunga (Italy)] have committed to removing GE ingredients from their store-brand products.

  The National Academy of Sciences report (8/2002) Animal Biotechnology: Science-Based Concerns (p. 14) cautions that the current regulatory system is inadequate to address "potential hazards, particularly in the environmental area."  Research reported in Ecology Letters (March 2003) indicates that Bt crops could have unanticipated nutritionally favorable effects on pests, indicating a need for further ecological and biochemical studies.

Board of Directors' Statement In Opposition

Your Board of Directors recommends a vote AGAINST this shareholder proposal for the following reasons:

The Company cares and actively supports its customers' interest in food safety.  We firmly believe that all of our food products, including those which may contain ingredients developed through biotechnology or genetic engineering, are safe.  However, we believe that the United States Food & Drug Administration ("FDA"), the Environmental Protection Agency ("EPA"), and other regulatory authorities who are charged with protecting the health and safety of the public and the environment are the proper entities, rather than a restaurant company like the Company, to evaluate and make judgments about consumption and environmental risks presented by crops enhanced through biotechnology and safety concerns caused by the use of biotechnology-derived crops and ingredients.  Brinker International supports the efforts of national food safety and regulatory authorities charged by the United States government with regulating crops, ingredients, and food products, including those which are biotechnology-derived that are brought into our marketplace.  Brinker International complies, and will continue in the future to comply, with all governmental regulations applicable to food safety.

We understand that the use of genetic engineering with respect to certain staple foods is widespread in the United States.  Even when these foods are produced in an unmodified form, under current practices they are combined with other biotechnology-derived foods during storage and distribution.  Your Board of Directors believes that it would be difficult and costly for the Company to require its vendors to identify the scope of the Company's products that are derived from biotechnology-derived ingredients and identify sources of alternative food ingredients that are not biotechnology-derived.

Requiring the Company to provide the requested report to shareholders would involve unnecessary expenditures of time and resources.  We firmly believe that all products sold at our restaurants, including those which may contain ingredients developed through biotechnology, are safe.  Furthermore, the reduction of the use of pesticides, the creation of more nutritious foods, and the possibility of finding new ways to help feed the world are several benefits to society and the environment that biotechnology in foods may bring.  However, we respect the views of those who question the value of biotechnology in foods.  Your Board of Directors believes that Brinker International's shareholders will be better served if governmental agencies such as the FDA and EPA monitor farmers and scientists to determine the safety of biotechnology-derived food ingredients for both human consumption and the environment while the Company keeps its focus on offering tasty and desirable restaurant meals for our customers that comply with applicable food safety regulations.

Despite our opposition to this proposal, we are committed to the use of only those ingredients that meet our high quality and safety standards and our shareholders and consumers can count on our continued compliance with all applicable governmental regulations.

Your Board of Directors would respectfully note that similar proposals to this one have been made for the past two (2) years.  The shareholders have defeated the proposals on both such occasions.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

BOARD ORGANIZATION

Classes of Directors

Each director serves for a one year term and is subject to re-election by the shareholders of the Company each year.  However, the Governance and Nominating Committee has divided the non-employee directors into four classes.  The classes are staggered so that each year the members of one of the classes shall have served on the Board of Directors for four consecutive years.  At such time, the members of such class are considered "Retiring Directors" and will, as determined by the Governance and Nominating Committee, either leave the Board of Directors or serve an additional four year term on the Board of Directors (subject to annual re-election by the shareholders of the Company).  All decisions of the Governance and Nominating Committee are made after considering the appropriateness of keeping existing members on the Board of Directors or nominating new candidates for election to the Board of Directors.  Mr. Jeffrey A. Marcus has resigned from the Board of Directors after seven years of service as a result of his appointment as United States Ambassador to Belgium.  The four classes of non-employee directors are as follows:  Messrs. Girouard, Nye, and Oesterreicher comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2006 fiscal year.  Messrs. Gates and Mrkonic are members of Class 2 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2007 fiscal year.  Mr. Kirk comprises Class 3 and will be considered a Retiring Director as of the annual meeting of shareholders following the end of the 2004 fiscal year.  Messrs. Cook and Staubach and Ms. Smith comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2005 fiscal year.

Committees of the Board of Directors

The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee, and Governance and Nominating Committee.  The charters for each of these committees are available at no charge in the Corporate Governance section of the Company's internet website (http://www.brinker.com/corp_gov/).

All of the members of the Audit, Compensation, and Governance and Nominating Committees are directors independent of management who are not and never have been officers or employees of the Company.

The Executive Committee (currently comprised of Messrs. Cook, Girouard, and McDougall) did not meet during the fiscal year.  The Executive Committee reviews material matters between Board meetings, provides advice and counsel to Company management, and has the authority to act for the Board on most matters between Board meetings.  In addition, the Executive Committee is also charged with assuring that the Company has a satisfactory succession management plan for all key management positions.

The Audit Committee is currently comprised of Messrs. Girouard, Kirk, and Oesterreicher and Ms. Smith and it met eight times during the fiscal year.  Each of the members of the Audit Committee is "independent," as defined by the rules of the Securities & Exchange Commission and the New York Stock Exchange.  The Board has determined that Ms. Smith is the audit committee financial expert serving on the Audit Committee.  A discussion of the role of the Audit Committee is provided under "Report of the Audit Committee" below.

The Compensation Committee is currently comprised of Messrs. Cook, Girouard, and Oesterreicher and Ms. Smith and met four times during the fiscal year.  Functions performed by the Compensation Committee include: reviewing the performance of the Chief Executive Officer, approving key executive promotions, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of compensation and stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, and approval of the total number of available shares to be used each year in stock-based plans.  The specific nature of the Committee's responsibilities as they relate to executive officers is set forth below under "Report of the Compensation Committee."

The purposes of the Governance and Nominating Committee are to recommend to the Board of Directors potential members to be added as new or replacement members to the Board of Directors, to review the compensation paid to non-management Board members, and to recommend corporate governance guidelines to the full Board of Directors.  The Governance and Nominating Committee will consider a shareholder-recommended nomination for director to be voted upon at the 2004 annual meeting of shareholders provided that the recommendation must be in writing, set forth the name and address of the nominee, contain the consent of the nominee to serve, and be submitted on or before May 26, 2004.  The Governance and Nominating Committee is currently composed of Messrs. Cook, Nye, and Staubach and Ms. Smith and it met two times during the fiscal year.

During the fiscal year ended June 25, 2003, the Board of Directors held seven meetings.  Each director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

Directors' Compensation

Directors who are not employees of the Company receive (a) annual compensation of $40,000, at least 25% of which must be taken in the form of stock options or restricted stock, (b) an annual grant of 4,000 stock options, (c) $2,000 for each meeting of the Board of Directors attended, and (d) $2,000 for each meeting of any committee of the Board of Directors attended.  The Chair of the Audit Committee receives additional annual compensation of $7,500 and the Audit Committee financial expert receives additional compensation of $7,500.The Chair of each of the Compensation, Executive, and Governance and Nominating Committees receives additional annual compensation of $5,000.    The Company also reimburses directors for costs incurred by them in attending meetings of the Board.  A new director who is not an employee of the Company will receive 20,000 stock options at the beginning of such director's term.  The stock options and restricted stock are granted pursuant to the Company's 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants as of the sixtieth day following the Board of Directors' meeting held contemporaneous with the annual meeting of shareholders (or if the sixtieth day is not a business day, on the first business day thereafter) at the fair market value of the underlying Common Stock on the date of grant.  One-third of the stock options will vest on each of the second, third and fourth anniversaries of the date of grant.  All of the restricted stock will vest on the fourth anniversary of the date of grant.  A Retiring Director who is being nominated for an additional term on the Board of Directors will receive an additional grant of 10,000 stock options at the beginning of such director's new term.

EXECUTIVE OFFICERS

The Board of Directors generally elects executive officers annually at its final meeting preceding the annual meeting of shareholders.  Certain information about the Company's executive officers is set forth below.  Information about Mr. McDougall and Mr. Brooks is included under the caption "Election of Directors - Information About Nominees."

Jean Birch, 43, joined the Company as Senior Vice President and Corner Bakery Cafe President in August 2003.  Mrs. Birch was previously employed by YUM Brands, Inc. for 12 years.  During that time, she served as Vice President of Operations for Taco Bell from October 2001 to August 2003, Senior Director of Concept Development for Pizza Hut from July 2000 to October 2001, Director of Operations for Pizza Hut from January 1999 to July 2000 and Region Manager for Pizza Hut from January 1998 to January 1999.

 James J. Buettgen, 43, was elected Senior Vice President and Big Bowl Asian Kitchen President in June 2003.  Mr. Buettgen joined the Company in October 2002 as Senior Vice President, Marketing and Brand Development.  From November 1999 until joining the Company, Mr. Buettgen was Senior Vice President of Marketing and Sales for the Disneyland Resort in California, a division of The Walt Disney Company.  Mr. Buettgen served as the Senior Vice President of Marketing for Hollywood Video from September 1998 until October 1999.  Mr. Buettgen also spent 9 years with General Mills, Inc. and Darden Restaurants, Inc. where he held various positions including serving as Senior Vice President of Marketing for the Olive Garden Italian Restaurants from March 1998 until September 1998.

Wilson L. Craft, 50, was elected Senior Vice President and President of Chili's Grill & Bar in June 2003, having previously served as Senior Vice President and Big Bowl Asian Kitchen President since November 2000, and as Senior Vice President and Chief Operating Officer of Chili's from May 1998 to November 2000.  Mr. Craft joined the Company in 1984 as a Chili's Manager Trainee and was promoted to General Manager in 1985, Area Director and then Regional Director in 1987, and Regional Vice President of Operations in 1991, a position he held until May 1998.

Todd E. Diener, 46, was elected Executive Vice President and Chief Operating Officer in June 2003, having previously served as Senior Vice President and President of Chili's Grill & Bar since May 1998, and Senior Vice President and Chief Operating Officer of Chili's since July 1996.  Mr. Diener joined the Company as a Chili's Manager Trainee in 1981 and was promoted to General Manager in 1983, Area Director in 1985, and Regional Director in 1987.  Mr. Diener became Regional Vice President in 1989, a position he held until July 1996.

Starlette Johnson, 40, was elected Executive Vice President and Chief Strategic Officer in June 2001.  Mrs. Johnson joined the Company in 1995 as Director of Planning.  She was promoted to Vice President of Strategic Development in 1996 and was named Senior Vice President of Human Resources in June 2000.

John G. Malone, 50, was elected Senior Vice President and Cozymel's Coastal Grill President in August 2002, having previously served as Chili's Senior Vice President of Operations since 1997.  Mr. Malone joined the Company as a Chili's Manager Trainee in 1980 and was promoted to General Manager in 1982, Area Director in 1983, Regional Director in 1991, and Regional Vice President in 1991, a position he held until 1997.

John C. Miller, 48, has served as Senior Vice President and Romano's Macaroni Grill President since April 1997.  Mr. Miller joined the Company as Vice President-Special Concepts in 1987.  In 1988, he was elected Vice President - Joint Venture/ Franchise and served in this capacity until 1993 when he was promoted to Senior Vice President - New Concept Development.  Mr. Miller was named Senior Vice President - Mexican Concepts in 1994 and was subsequently elected Senior Vice President and Mexican Concepts President in 1995, a position he held until April 1997.

David M. Orenstein, 45, was elected Senior Vice President and On The Border President in August 2002, having previously served as Chief Operating Officer of On The Border since May 2002 and Vice President of Operations for On The Border since June 1999.  Mr. Orenstein joined the Company as a Chili's Manager in Training in 1984, was promoted to General Manager in 1986, and Area Director in 1988.  Mr. Orenstein became a Regional Director in 1993, a position he held until 1997.  Between 1997 and 1999, Mr. Orenstein owned and operated his own restaurant.

Charles M. Sonsteby, 50, was elected Executive Vice President and Chief Financial Officer in May 2001.  Mr. Sonsteby joined the Company as Director of the Company's Tax, Treasury and Risk Management departments in 1990.  In 1994 he was named Vice President and Treasurer and was promoted to Senior Vice President of Finance in March 1997, a position he held until May 2001.

Roger F. Thomson, 54, has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since June 1996.  Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and Secretary in 1994.  Mr. Thomson served as a Director of the Company from 1993 until 1995.

Mark F. Tormey, 50, has served as Senior Vice President and Maggiano's Little Italy ("Maggiano's") President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Maggiano's in 1995.  Prior to joining the Company, Mr. Tormey worked for Lettuce Entertain You Enterprises, Inc. ("LEYE") since 1979.  In 1991, Mr. Tormey opened the first Maggiano's restaurant and worked with the Maggiano's group at LEYE until Maggiano's was acquired by the Company in 1995.

Michael B. Webberman, 43, was elected Executive Vice President of Concept Services in June 2003.  Mr. Webberman joined the Company in 1989 as a Senior Financial Analyst for Chili's.  He was promoted to Vice President of Operations Analysis in 1996 and Vice President of Planning and Analysis in 2000.  Mr. Webberman was named Senior Vice President of Concept Services in April 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000 in fiscal 2003.

				Long-Term Compensation
		Annual Compensation		Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards (1)	Securities Underlying Options	Long-Term Incentive Payouts	All Other Compensation (2)
Ronald A. McDougall, Chairman of the Board and Chief ExecutiveOfficer	2003	$1,096,923	$1,110,087	$ 805,462	275,000	$484,746	$ 20,000
	2002	$1,000,000	$1,100,001	$ 466,039	275,000	$515,660	$ 18,000
	2001	$ 999,385	$1,149,354	$ 201,595	180,001	$352,054	$ 42,783
Douglas H. Brooks, President	2003	$ 749,231	$ 659,323	$ 508,874	125,000	$311,400	$ 25,986
	2002	$ 723,462	$ 578,770	$ 294,441	125,000	$325,791	$ 21,043
	2001	$ 674,154	$ 566,290	$ 127,344	112,501	$222,425	$ 29,777
Todd E. Diener, Executive Vice President and Chief Operating Officer	2003	$ 508,077	$ 284,423	$ 602,195	45,000	$348,920	$ 19,965
	2002	$ 457,115	$ 269,077	$ 290,521	45,000	$385,528	$ 21,677
	2001	$ 407,539	$ 272,296	$ 124,238	37,501	$219,458	$ 22,942
Roger F. Thomson, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2003	$ 445,292	$ 234,544	$ 212,315	46,500	$125,858	$ 21,799
	2002	$ 419,385	$ 251,631	$122,843	46,500	$135,922	$ 20,561
	2001	$ 399,231	$ 251,516	$ 53,135	46,501	$ 92,797	$ 20,022
John C. Miller, Senior Vice President and Romano's Macaroni Grill President	2003	$ 449,231	$ 118,597	$436,917	45,000	$244,530	$ 21,799
	2002	$ 424,231	$ 206,686	$258,451	45,000	$279,708	$ 22,702
	2001	$ 399,847	$ 251,904	$115,629	37,501	$195,243	$ 24,480

(1)    Restricted stock is valued at the closing price of the Company's Common Stock on the grant dates.  Mr. McDougall was awarded 27,861 shares of restricted stock during the last fiscal year, 9,287 shares of which vested on August 9, 2003, 9,287 shares of which will vest on August 9, 2004, and 9,287 shares of which will vest on August 9, 2005.  Mr. Brooks was awarded 17,602 shares of restricted stock during the last fiscal year, 5,868 shares of which vested on August 9, 2003, 5,867 shares of which will vest on August 9, 2004, and 5,867 shares of which will vest on August 9, 2005.  Mr. Diener was awarded 20,830 shares of restricted stock during the last fiscal year, 6,944 shares of which vested on August 9, 2003, 6,943 shares of which will vest on August 9, 2004, and 6,943 shares of which will vest on August 9, 2005.  Mr. Thomson was awarded 7,344 shares of restricted stock during the last fiscal year, 2,448 shares of which vested on August 9, 2003, 2,448 shares of which will vest on August 9, 2004, and 2,448 shares of which will vest on August 9, 2005.  Mr. Miller was awarded 15,113 shares of restricted stock during the last fiscal year, 5,038 shares of which vested on August 9, 2003, 5,037 shares of which will vest on August 9, 2004, and 5,038 shares of which will vest on August 9, 2005.  The dollar value of the restricted stock held by each of the named executive officers at the end of the last fiscal year (at $35.98 per share, the closing price of the Company's Common Stock on June 25, 2003) is as follows:

Executive	Shares of Restricted Stock	Value of Restricted Stock
Ronald A. McDougall	43,679	$1,571,570
Douglas H. Brooks	27,596	$ 992,904
Todd E. Diener	30,669	$1,103,471
Roger F. Thomson	11,513	$ 414,238
John C. Miller	23,944	$ 861,505

If dividends are paid by the Company on its Common Stock, the owners of restricted stock will be entitled to receive dividends on shares of restricted stock owned by them.  For those named officers who have compensation in excess of $1,000,000 in any year in which shares of restricted stock are granted, the vesting of such restricted stock shall occur on the designated vesting dates only if performance objectives are attained.

(2)    All other compensation represents Company match on deferred compensation and various fringe benefits including car allowance and reimbursement of tax preparation, financial planning, and health club expenses.

Option Grants During 2003 Fiscal Year

The following table contains certain information concerning the grant of stock options pursuant to the Company's Stock Option and Incentive Plan to the executive officers named in the above compensation table during the Company's last fiscal year.

Name	Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (1) 5% 10%

Ronald A. McDougall	275,000	10.42%	$30.68	11/14/12	$5,304,750	$13,447,500
Douglas H. Brooks	125,000	4.74%	$30.68	11/14/12	$2,411,250	$ 6,112,500
Todd E. Diener	45,000	1.71%	$30.68	11/14/12	$ 868,050	$ 2,200,500
Roger F. Thomson	46,500	1.76%	$30.68	11/14/12	$ 896,985	$ 2,273,850
John C. Miller	45,000	1.71%	$30.68	11/14/12	$ 868,050	$ 2,200,500

(1)   The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Stock Option Exercises and Fiscal Year End Value Table

The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise.  In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year end.  Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing options and the $35.98 fiscal year end price of the Company's Common Stock.

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald A. McDougall	611,250	$10,802,344	90,000	640,001	$ 811,953	$4,491,462
Douglas H. Brooks	80,002	$ 1,415,532	688,750	306,251	$15,175,792	$2,179,980
Todd E. Diener	12,249	$ 237,863	173,214	108,751	$ 3,317,103	$ 771,266
Roger F. Thomson	69,750	$ 883,075	0	116,251	$ 0	$ 831,934
John C. Miller	9,893	$ 174,229	289,921	108,751	$ 6,325,414	$ 771,266

Equity Compensation Plan Information

The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options, warrants and rights under all of the Company's equity compensation plans as of June 25, 2003, consisting of the 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants.  All of such plans have been approved by the shareholders of the Company.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,083,306	$23.91	5,584,119
Equity compensation plans not approved by security holders	None	None	None

Total	10,083,306	$23.91	5,584,119

REPORT OF THE COMPENSATION COMMITTEE

 Compensation Philosophy

The executive compensation program is designed as a tool to reinforce the Company's strategic principles - to be a premiere and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value.  To this end, the following principles have guided the development of the executive compensation program:

  Provide competitive levels of compensation to attract and retain the best qualified executive talent.  The Compensation Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

  Embrace a pay-for-performance philosophy by placing significant amounts of compensation "at risk" - that is, compensation payouts to executives will vary according to the overall performance of the Company.

  Directly link executives' interests with those of shareholders by providing opportunities for long-term incentive compensation based on changes in shareholder value.

The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives, stock options and shares of restricted stock.

Base Salaries

Executives' base salaries and total compensation are targeted to be competitive between the 75th and 90th percentiles of the market for positions of similar responsibility and scope to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company.  Positioning executives' base salaries at these levels is necessary for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth.  The Company defines the relevant labor market for such executive talent through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries.  Individual base salary levels are determined by considering market data for each officer's position, level of responsibility, performance, and experience.  The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

Annual Incentives

The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, and certain restaurant concept team employees, including executives, participate.  The program is designed to reflect the participating employees' contribution to the growth of the Company's Common Stock value by increasing the earnings of the Company.  The plan reinforces a strong teamwork ethic by making the basis for payouts to corporate executives the same as for all other corporate employees and by making the basis for payouts to executives of one of the Company's restaurant concepts the same as for all other participating members of such restaurant concept's team.

At the beginning of a fiscal year, each executive is assigned an Individual Participation Percentage ("IPP") of the base salary for such executive that targets overall total cash compensation for executives between the 75th and 90th percentiles of the market.  The IPPs reflect the Compensation Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) Savings Plan and Savings Plan II

The Company's 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II") are designed to provide the Company's employees with a tax-deferred long-term savings vehicle.  All amounts of a salaried participant's contribution up to a maximum of 5% of such participant's base compensation are matched by the Company in an amount equal to 25% of such salaried participant's contribution.

Plan I is a qualified 401(k) plan.  Participants in Plan I elect the percentage of eligible pay they wish to contribute in an amount not to exceed the greater of (a) 50% of base salary and 100% of eligible bonus or (b) the annual maximum as established by the Internal Revenue Service ($12,000 in 2003) as well as the investment alternatives in which their contributions are to be invested.  The Company's matching contribution for all salaried Plan I participants is made in cash.  All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service.  A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

Plan II is a non-qualified deferred compensation plan.  Plan II participants elect the percentage of eligible pay they wish to defer into their Plan II account in an amount not to exceed 50% of base salary and 100% of eligible bonus.  They also elect the percentage of their deferral account to be allocated among various investment options.  The Company's matching contribution is made in cash.  Participants in Plan II are considered a select group of management and highly compensated employees according to the Department of Labor.  A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

Long-Term Incentives

All salaried employees of the Company, including executives, are eligible for annual grants of tax-qualified and non-qualified stock options.  By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's Common Stock, executives' interests are closely aligned with shareholders' long-term interests.  In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

Stock options are rights to purchase shares of the Company's Common Stock at the fair market value of the underlying Common Stock as of the date of grant.  Grantees do not receive a benefit from stock options unless and until the market price of the Company's Common Stock increases.  Fifty percent of a stock option grant becomes exercisable two years after the grant date; the remaining fifty percent of a grant becomes exercisable three years after the grant date.  Stock options are typically granted annually in November as part of a fixed grant, based on a target value approved by the Compensation Committee.  The Compensation Committee has the authority to substitute shares of restricted stock for stock options as part of this fixed grant.

The Executive Long-Term Incentive Plan is a performance-related plan using overlapping three-year cycles paid annually.  For corporate officers, the criterion for payment is the Company's cumulative earnings per share over a three-year period relative to a target established by the Compensation Committee.  For a restaurant concept officer, the criterion is the three-year cumulative profit before taxes for such restaurant concept relative to the target established by the Compensation Committee.

Each participant will be assigned a specific dollar target at the beginning of each three-year cycle for payout in a combination of cash and restricted stock at the end of the designated three-year performance period based on achievement relative to plan.  These three-year targets are established/revised as part of the annual planning process.  Once established and approved, targets are fixed for the upcoming three-year cycle.  The actual cash payment and number of shares granted of restricted stock will vary based on the achievement to plan of earnings per share for corporate officers, and profit before taxes for restaurant concept officers.  The participant will receive the target payment if the target performance is achieved for the three-year cycle; an above or below target payout will be made based on actual performance compared to planned performance for the ending three-year cycle.  Any payouts made under the Executive Long-Term Incentive Plan shall be made one-half in cash and one-half in restricted stock, which restricted stock will vest one-third per year over the next three years.

All payouts under the Executive Long-Term Incentive Plan will have a 150% payout cap, subject to override by the Chief Executive Officer of the Company (except for payouts to the Chief Executive Officer, which shall be subject to override by the Compensation Committee).  No participant in the Executive Long-Term Incentive Plan may receive a payout of more than 100,000 shares of restricted stock and $1,500,000 in cash in any fiscal year.

Pay/Performance Nexus

The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance.  See "Five-Year Total Shareholder Return Comparison" below.

CEO Compensation

In fiscal 2003 Mr. McDougall was granted 275,000 stock options and 27,861 shares of restricted stock under the Company's Stock Option and Incentive Plan.  Approximately 50% of Mr. McDougall's cash compensation for fiscal 2003 was incentive pay pursuant to the Company's Profit Sharing Plan.  Like all Company executives, Mr. McDougall's compensation is significantly affected by the Company's performance.  In the 2003 fiscal year, Mr. McDougall's total cash compensation increased approximately 5.1% from its level in the 2002 fiscal year.

On June 5, 2003, Mr. McDougall contractually agreed, subject to re-election by the shareholders as a director of the Company, to remain as Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO") through December 2003, after which Mr. McDougall will retire as CEO, and continue as Chairman through the date of the 2004 annual shareholders meeting.  Prior to the 2004 annual shareholders meeting, Mr. McDougall and the Company will discuss the desire of both parties for Mr. McDougall's continuing service as a director and Chairman.  Under this agreement, Mr. McDougall will continue to receive his current compensation through December 2003, including participation in the Company's Profit Sharing Plan, Executive Long-Term Incentive Plan, and Stock Option and Incentive Plan.  Mr. McDougall will receive compensation in the amount of $46,000 per month for January 2004 through June 2004, and will continue to participate in the Company's Profit Sharing Plan through June 2004.  Beginning July 2004, Mr. McDougall will be eligible to receive the compensation generally paid to a non-employee director as well as annual compensation (payable quarterly) of $100,000 for serving as Chairman.

Federal Income Tax Considerations

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1933.  This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based.  It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.  The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.

The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report.  The Company's financial performance supports the compensation practices employed during the past year.  No member of the Compensation Committee serves or previously served as an employee or officer of the Company.

Respectfully submitted,
COMPENSATION COMMITTEE

CECE SMITH (Chair)
MARVIN J. GIROUARD
DAN W. COOK, III
JAMES E. OESTERREICHER

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  Company management is responsible for the Company's internal controls and the financial reporting process.  KPMG LLP, the Company's independent auditors, is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee's responsibility is to monitor and oversee these processes.  The Audit Committee also is responsible for the selection of the Company's independent auditors.  The Audit Committee is composed solely of independent directors who are qualified for service under the New York Stock Exchange listing standards.

In this context, the Audit Committee held discussions with management of the Company, who represented to the Audit Committee that the Company's audited financial statements were prepared in accordance with generally accepted accounting principles.  Such discussions also involved an evaluation of the independence of KPMG LLP.  The Audit Committee has reviewed and discussed the audited financial statements with both management and the independent auditors.  The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors its independence in connection with its audit of the Company's financial statements.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommends to the Board that the financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2003 for filing with the Securities and Exchange Commission.  The Audit Committee approved the appointment of KPMG LLP as the Company's independent auditors for the 2004 fiscal year.

Respectfully submitted,
AUDIT COMMITTEE

JAMES E. OESTERREICHER (Chair)
CECE SMITH
MARVIN J. GIROUARD
RON KIRK

Audit Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended June 25, 2003 and June 26, 2002, by the Company's principal accounting firm, KPMG LLP:

Fiscal Year	Annual Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2003	$168,000 (1)	$27,000 (2)	$242,000 (3)	$34,000 (4)
2002	$192,000 (5)	$26,000 (2)	$221,000 (3)	$89,000 (6)

(1)   For fiscal 2003, annual audit fees relate to professional services rendered for the audit of the consolidated financial statements of the Company, subsidiary and statutory audits, the issuance of consents, and review of documents filed with the Securities and Exchange Commission.  The fees are for the annual audit ($158,000), audits performed for international affiliates ($5,500), and consents for franchise circulars and S-8 registration statements ($4,500).

(2)   For fiscal 2003 and 2002, the audit-related fees are for benefit plans.

(3)   For fiscal 2003 and 2002, tax fees include fees for tax planning, tax consultation and the review of tax returns.

(4)   For fiscal 2003, all other fees are for franchise-related audit services and other consultation and review services ($13,000) and out-sourcing of internal audit-related information technology services ($21,000).  As of January 2003, in response to regulatory changes regarding use of external auditors for assistance with internal audit work, the Company ceased using KPMG LLP as provider of the franchise-related audit services and internal audit-related information technology services.

(5)   For fiscal 2002, annual audit fees relate to professional services rendered for the audit of the consolidated financial statements of the Company, subsidiary and statutory audits, the issuance of comfort letters and consents, and review of documents filed with the Securities and Exchange Commission.  The fees are for the annual audit ($140,000), audits performed for international affiliates ($5,000), consents for franchise circulars ($3,000) and accounting advisory services ($44,000).

(6)   For fiscal 2002, all other fees are for franchise-related audit services and other consultation and review services ($16,000) and out-sourcing of internal audit-related information technology services ($73,000).

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services.  The Audit Committee has the responsibility to engage and terminate the Company's independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees.  All the fees for fiscal 2002 and 2003 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows (a) certain information as to all persons known by the Company to beneficially own more than 5% of the Common Stock of the Company and (b) the ownership of the Company's Common Stock by the named executive officers, and all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of September 9, 2003	Number Attributable to Options Exercisable Within 60 Days of September 9, 2003	Percent
FMR Corp. 82 Devonshire Street Boston, MA 02109	9,036,915 (1)	(3)	9.34%
Massachusetts Financial Services Company 500 Boylston St. Boston, MA 02116	5,049,366 (2)	(3)	5.22%
Ronald A. McDougall	237,137 (4) (5)	180,001	*
Douglas H. Brooks	730,226 (4) (5)	577,501	*
Todd E. Diener	245,209 (4) (5)	191,965	*
Roger F. Thomson	40,585 (4) (5)	23,251	*
John C. Miller	361,857 (4) (5)	308,672	*
All Executive Officers and Directors as a Group (23 persons)	2,309,924 (4) (5)	1,686,715	2.35%

*              Less than 1%.

(1)   Based on information contained in Schedule 13G dated February 14, 2003.

(2)   Based on information contained in Schedule 13G dated February 13, 2003.

(3)   Not Applicable

(4)   Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission.  Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(5)   Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 9, 2003, under the Company's 1992 Incentive Stock Option Plan, and Stock Option and Incentive Plan, as applicable.

The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders.  Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be encouraged to own will be determined by such officer's position within the Company as well as annual compensation.

FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

The following is a line graph presentation comparing cumulative, five-year total shareholder return on an investment in the Common Stock of the Company against the returns of the S&P 500 Index and the S&P Restaurant Industry Index.  A list of the returns follows the graph.

The graph assumes a $100 initial investment and the reinvestment of dividends.  The values shown are neither indicative nor determinative of future performance.

	1998	1999	2000	2001	2002	2003
Brinker International	$100.00	$139.24	$149.69	$188.80	$244.32	$273.25
S&P 500	$100.00	$122.76	$131.66	$112.13	$ 91.96	$ 92.19
S&P Restaurants	$100.00	$125.35	$ 96.43	$ 94.12	$106.90	$ 90.06

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission.  Except for one inadvertent late filing during the 2003 fiscal year by each of Messrs. Cook, Girouard, Kirk, Nye, Oesterreicher and Staubach and Ms. Smith, the Company believes that all filing requirements were satisfied.  In making these disclosures and filing the reports, the Company has relied solely on written representations from certain reporting persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates.  In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company.  Except as noted below, there were no transactions required to be reported.

Companies controlled by Roger T. Staubach, a director of the Company, provided real estate brokerage services during the 2003 fiscal year in connection with the sale by the Company of two closed restaurant properties to unrelated third parties and the sublease by the Company of a closed restaurant property to an unrelated third party.  These companies were paid $114,500 by the Company for the services provided on the disposition of these surplus properties.

SHAREHOLDERS' PROPOSALS

Any proposals that shareholders of the Company desire to have presented at the 2004 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 26, 2004.

MISCELLANEOUS

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company.  The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.  In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company.  Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 25, 2003, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

ROGER F. THOMSON
Secretary
Dallas, Texas
September 23, 2003

BRINKER INTERNATIONAL, INC.

PROXY

                 The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Brinker International, Inc. (the "Company") to be held at the Doubletree Hotel at Lincoln Center, 5410 LBJ Freeway, Dallas, Texas, on Thursday, November 13, 2003 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Ronald A. McDougall and Douglas H. Brooks, and each of them, as the undersigned's proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that the undersigned's proxy be voted as shown on the reverse side hereof or as directed via telephone.

                If more than one of the proxies shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given or given via telephone.

               THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR BY TELEPHONE.

                 The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued on Reverse Side)

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^FOLD AND DETACH HERE^

YOUR VOTE IS IMPORTANT!

You can vote in one of two ways:

1.     Call toll free 1-800-435-6710 on a Touch Tone Telephone and follow the instructions on the reverse side.  There is NO CHARGE to you for this call.

or

2.     Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.	Please mark your votes as indicated in this example. X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

1.   ELECTION OF DIRECTORS

        FOR all nominees                WITHHOLD
            listed below                      AUTHORITY
       (except as marked       to vote for all nominees
           to the contrary)                    listed below

                 ________                      ________

                 ________                      ________

NOMINEES:

01 Ronald A. McDougall	05 Marvin J. Girouard	09 James E. Oesterreicher
02 Douglas H. Brooks	06 Ronald Kirk	10 Cece Smith
03 Dan W. Cook III	07 George R. Mrkonic	11 Roger T. Staubach
04 Robert M. Gates	08 Erle Nye

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

_____________________________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT.

 2.  Ratification of Appointment of KPMG LLP as Independent Auditors for Fiscal 2004

              FOR ___________              AGAINST _____________                 ABSTAIN ___________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT.

3.  Shareholder Proposal - Report on Genetically Engineered Ingredients in Food Products

                 FOR   _____                     AGAINST  _____                                ABSTAIN  _____

4.     IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER
        THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY
        ADJOURNMENT THEREOF

  ***   IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE  INSTRUCTIONS BELOW  ***

Signature ____________________________________ Signature ___________________________ Date ___________

Please date this proxy and sign your name exactly as it appears hereon.  Where there is more than one owner, each should sign.  When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such.  If executed by a corporation, the proxy should be signed by a duly authorized officer.  Please sign this proxy and return it promptly whether or not you expect to attend the meeting.  You  may nevertheless vote in person if you do attend.

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VOTE BY TELEPHONE OR MAIL

 24 HOURS A DAY, 7 DAYS A WEEK

 Telephone voting is available through 11PM Eastern Time
the business day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TELEPHONE
1-800-435-6710

Use any touch-tone telephone to vote your proxy.  Have your proxy card in hand when you call.  You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

MAIL Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.